DISTRIBUTOR AGREEMENT
     THIS DISTRIBUTOR AGREEMENT (this “Agreement”) is made effective as of the 24th day of October, 2005 by and between (i) ReGen Biologics, Inc., a Delaware corporation (“MANUFACTURER”), having its principal place of business located at 509 Commerce Street, East Wing, Franklin Lakes, New Jersey 07417, U.S.A., and (ii) XMedica, a company organized and existing under the laws of Italy, having its principal place of business located at Via Francesco Olgiati, 26 , Milan 20143, Italy (“DISTRIBUTOR”).
RECITALS
     A. MANUFACTURER developed, designed, manufactures, markets, distributes, sells and supplies a collagen meniscus implant and certain other products listed on Schedule A attached hereto (collectively, the “Products”).
     B. DISTRIBUTOR possesses expertise in the promotion, marketing, distribution, sale and supply of products similar to the Products and is knowledgeable of the market for the Products in the Territory (as hereinafter defined).
     C. DISTRIBUTOR desires to promote, market, distribute, sell and supply the Products in the Territory on an exclusive basis in accordance with the terms and provisions of this Agreement.
     D. MANUFACTURER is willing to grant to DISTRIBUTOR the right to promote, market, distribute, sell and supply the Products, and to use MANUFACTURER’s trademarks, trade names and copyrights for such purposes, in the Territory on an exclusive basis in accordance with the terms in this Agreement.
     E. The parties hereto desire to set forth herein the terms and provisions of their agreements and understandings.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
1. DEFINITIONS.
     1.1. Agreed-Upon Marketing Expenses. The term “Agreed-Upon Marketing Expenses” shall have the meaning given to such term in Section 2.8 hereof.
     1.2. Confidential Information. The term “Confidential Information” shall have the meaning given to such term in Section 5.5 hereof.
     1.3. Copyrights. The term “Copyrights” shall mean all MANUFACTURER designs, advertising materials and other copyrightable works as may from time to time be specifically designated by MANUFACTURER in writing as Copyrights to be licensed to DISTRIBUTOR under this Agreement.

     1.4. Customer. The term “Customer” shall mean any person or entity which purchases the Products for its own use and not for resale to another person or entity, whether such purchase for use is from the DISTRIBUTOR or any of its Dealers.
     1.5. Dealer. The term “Dealer” shall mean any person or entity appointed by DISTRIBUTOR to promote, market, distribute, sell and supply the Products in the Territory to Customers pursuant to a dealer agreement consistent with the terms and provisions of this Agreement.
     1.6. Defect. The term “Defect” shall mean any material failure of the Product to conform to the applicable specifications for the Product, as set forth on Schedule B, at the time of its shipment by the MANUFACTURER.
     1.7. Marks. The term “Marks” shall mean the trademarks “ReGen Biologics,” “CMI,” “Collagen Meniscus Implant,” “SharpShooter” and all other names, marks and symbols as may from time to time be specifically designated by MANUFACTURER in writing as Marks to be licensed to DISTRIBUTOR under this Agreement.
     1.8. Quota. The term “Quota” shall have the meaning given to such term in Section 2.4 hereof.
     1.9. Term. The term “Term” shall have the meaning given to such term in Section 7.1 hereof.
     1.10. Territory. The term “Territory” shall mean the countries and/or regions listed in Schedule C attached hereto and made a part hereof.
2. APPOINTMENT.
     2.1. Appointment.
          (a) MANUFACTURER hereby grants to DISTRIBUTOR the right, in accordance with the provisions of this Agreement and further described on Schedule A, to market, distribute, sell and supply the Products to Customers and Dealers located in the Territory in accordance with the terms and provisions of this Agreement. MANUFACTURER reserves the right to appoint other distributors in the Territory to market, distribute, sell and supply products other than the Products during the Term of this Agreement.
          (b) DISTRIBUTOR agrees not to, directly or indirectly, export or otherwise make available the Products to any Customer or Dealer for resale outside of the Territory or under circumstances which reasonably indicate that a Customer or Dealer will sell Products outside the Territory.
          (c) DISTRIBUTOR agrees, at its expense, to obtain all approvals of any governmental authority or “standards association” in the Territory necessary for the importation, sale or distribution of the Products in the Territory and to provide MANUFACTURER with evidence thereof.

          (d) DISTRIBUTOR shall display and use the Marks and the Copyrights, and shall permit and authorize the same to be displayed or used, only as expressly permitted under Article 5 hereof or otherwise with the prior written consent of MANUFACTURER.
          (e) DISTRIBUTOR agrees to conduct its business as an independent contractor under its own name only. DISTRIBUTOR acknowledges and agrees that it is not an employee, co-venturer or agent of MANUFACTURER and has no right or authority to make any representation to such effect. Neither DISTRIBUTOR nor its employees, agents or dealers shall assume, create or enter into any obligation, agreement or commitment of any kind on behalf of MANUFACTURER.
          (f) DISTRIBUTOR shall not make any representations, warranties or covenants to any third party with respect to the Products except in accordance with the terms of this Agreement and such Product information as MANUFACTURER provides to DISTRIBUTOR in writing from time to time.
     2.2. Experience. DISTRIBUTOR represents and warrants to MANUFACTURER that it is an experienced distributor of products similar to the Products and that it is capable, as of the effective date of this Agreement, and shall remain capable at all times thereafter, of performing each of its obligations hereunder without assistance from MANUFACTURER (except as specifically provided for herein) or any third party other than its Dealers.
     2.3. Duties of DISTRIBUTOR. DISTRIBUTOR agrees to fulfill the following responsibilities hereunder:
          (a) Use its best efforts to promote, market, distribute, sell and supply the Products in the Territory in compliance with this Agreement;
          (b) Promote the sale of the Products by engaging in advertising, promotional and public relations activities intended to maximize consumer awareness of, interest in and demand for the Products;
          (c) Utilize its best efforts to meet demand for Products by maintaining inventory adequate to ship Products for sale within 24 hours after receipt of an order therefor;
          (d) Cooperate with MANUFACTURER to provide MANUFACTURER with relevant and appropriate information to prepare labels to be used in the packaging of the Products to be delivered to DISTRIBUTOR;
          (e) Appoint and support qualified Dealers in the territory;
          (f) Keep adequate records of Product sales by DISTRIBUTOR and its Dealers with regard to traceability, making such records available for inspection, and such other data as MANUFACTURER may reasonably request from time to time;
          (g) Provide methods and means of handling, storing, and delivering product that prevent damage or deterioration;

          (h) Employ and maintain an adequate number of experienced sales and marketing personnel;
          (i) Train Customers and surgeons using the Product, either through MANUFACTURER or a trainer certified by MANUFACTURER, in accordance with the standards and guidelines provided and updated from time to time by MANUFACTURER in writing, as MANUFACTURER shall determine in its sole discretion, as necessary to ensure expertise regarding the Products;
          (j) Require all sales and marketing personnel, and Dealers and their respective sales and marketing personnel, to participate in the training programs conducted by MANUFACTURER pursuant to Section 2.8 hereof;
          (k) Advise MANUFACTURER immediately of any disputes between DISTRIBUTOR and any Customer or Dealer, and any legal notices or actions relating to the Products or this Agreement; and
          (l) Advise MANUFACTURER of all material laws, rules and regulations of the Territory, including any new interpretations thereof, relating to importing, promoting, marketing, distributing and selling the Products in the Territory.
     2.4. Standard of Performance. As a material inducement for MANUFACTURER to enter into this Agreement with DISTRIBUTOR, DISTRIBUTOR agrees to meet or exceed the sales quota(s) (the “Quotas”) described in Schedule D attached hereto, as such Schedule D shall be revised from time to time, which MANUFACTURER and DISTRIBUTOR agree are fair and reasonable. Notwithstanding any provision of this Agreement, if DISTRIBUTOR fails to attain any Quota, then MANUFACTURER shall have the right to terminate this Agreement in accordance with the provisions of Section 7.2 hereof.
     2.5. Time Restriction on Sales and Use. Notwithstanding any other provision hereof, in no event shall DISTRIBUTOR sell or supply any Product to any Dealer, Customer or other person on or after the expiration date (“Expiration Date”) which shall not be less than eighteen (18) months after the date of shipment of such Product by MANUFACTURER, and DISTRIBUTOR agrees to require all Dealers and Customers, and their respective agents and representatives, not to sell or supply any Product to any Customer or other person or use any Product on or after the Expiration Date.
     2.6. Reporting Defects. DISTRIBUTOR agrees to promptly inspect all Products for Defects and shall notify MANUFACTURER of any such Defects in writing within ten (10) days of receipt thereof. Should DISTRIBUTOR fail to give such notice of Defects that it becomes aware of, or with due care should have become aware of, or fail to obtain an extension from MANUFACTURER, the Products shall be deemed to be accepted by the DISTRIBUTOR. DISTRIBUTOR shall also be obligated to accept the return of any Product from any surgeon who becomes aware of any Defect in such Product and DISTRIBUTOR shall notify MANUFACTURER of any such Defects in writing within ten (10) days of receipt thereof. In the event that DISTRIBUTOR notifies MANUFACTURER in writing of any Defect pursuant hereto, MANUFACTURER shall be obligated to replace such Product or refund the purchase price in full to the DISTRIBUTOR. MANUFACTURER reserves the right to investigate any Defects or other warranty claims to determine whether such claim is proper, including without limitation an inspection of the Product in question, and DISTRIBUTOR shall cooperate with any such investigation.
     2.7. Annual, Quarterly and Other Reports.
          (a) On or before November 30th of each calendar year during the Term of this Agreement, DISTRIBUTOR agrees to prepare and to submit to MANUFACTURER an annual report, setting forth in adequate detail for the next calendar year (i) DISTRIBUTOR’s plans for marketing, sales and other efforts and the number of its personnel to be assigned during such calendar year to the performance of DISTRIBUTOR’s duties under this Agreement (ii) a forecast of projected sales for such calendar year and (iii) the projected marketing and training expenses related to the Product for such year presented on a monthly basis.
          (b) No later than fifteen (15) days after the end of each calendar quarter during the Term of this Agreement, DISTRIBUTOR shall submit to MANUFACTURER in writing a quarterly report in reasonable detail showing (i) the aggregate sales of the Product for such quarter in units, U.S. dollars and in EUR (ii) the number of surgeries performed by each Hospital (Customer) and the date since the last surgery for each Hospital (Customer) was performed, (iii) the number and names of Customers and surgeons trained by the DISTRIBUTOR, (iv) an attestation stating that all surgeons performing the CMI procedure are in compliance with the MANUFACTURER’S then current training standards in accordance with section 2.3 (h) of this Agreement and (v) the marketing and training expenses actually incurred by DISTRIBUTOR in carrying out its obligations hereunder.
          (c) DISTRIBUTOR shall submit to MANUFACTURER copies of any market research reports relating to Product sales and competition which the DISTRIBUTOR commissions or otherwise obtains, except as prohibited by copyright or similar laws (in which case DISTRIBUTOR will simply inform MANUFACTURER of the existence of such information and where it may be obtained). To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, DISTRIBUTOR may submit to MANUFACTURER only those excerpts from such plans or reports which relate to the Product sales and competition.
     2.8. Duties of Manufacturer.
          (a) MANUFACTURER agrees to fulfill the following responsibilities hereunder: (i) ship the Products to Distributor in accordance with the terms and conditions hereof, (ii) fulfill the responsibilities under the warranties made and delivered with the Products, and (iii) provide training to DISTRIBUTOR, Customers and surgeons in support of DISTRIBUTOR’s responsibilities set forth in Section 2.3 hereof.
          (b) MANUFACTURER shall review each annual report provided by DISTRIBUTOR pursuant to Section 2.7 and, by written notice delivered to DISTRIBUTOR within 90 days of the receipt of such annual report, shall approve in its discretion all or such portion of the projected marketing and training expenses related to the Product for such year as

MANUFACTURER deems necessary or appropriate (such expenses approved by the MANUFACTURER to be referred to herein as “Agreed-Upon Marketing Expenses”).
          (c) MANUFACTURER shall make Dr. William Rodkey or other qualified personnel designated by MANUFACTURER (collectively, “Trainers”) available to provide training sessions to DISTRIBUTOR, its employees, Customers, surgeons and Dealers, and their respective employees and other agents, as applicable, during the Term of this Agreement, as follows: (a) at least twice in calendar year 2005, (b) at least four times in calendar year 2006, (c) at least four times in each successive year for the remainder of the Term (or a prorated number of times if earlier terminated). Each of the training sessions shall consist of an in-person visit by a Trainer for at least [two (2) days or (six (6) hours per day)]. The substance and format of such sessions shall be determined the Trainer in his or her reasonable discretion. DISTRIBUTOR shall pay for or reimburse MANUFACTURER for all costs (including travel, meals and hotel) related to the Trainer’s training sessions provided pursuant to this Section 2.8, provided that if the Trainer is in or will be traveling to Europe for purposes unrelated to such training sessions, DISTRIBUTOR will pay only the incremental costs related to such training sessions, such as the airfare from such point within Europe and expenses for hotel, meals and local transportation incurred in connection with such training sessions. DISTRIBUTOR shall also supply, pay for or reimburse MANUFACTURER for all supplies and materials required by the Trainer for such training sessions.
3. PRICE AND PAYMENT TERMS.
     3.1. Price. Subject to and in accordance with the terms and conditions hereof, MANUFACTURER shall supply the Products to DISTRIBUTOR at the prices specified in Schedule A attached hereto, as amended by MANUFACTURER from time to time in accordance therewith.
     3.2. Payment Terms.
          (a) DISTRIBUTOR shall promptly pay to MANUFACTURER all amounts due to MANUFACTURER under this Article 3 in accordance with Schedule A attached hereto.
          (b) All amounts payable to MANUFACTURER shall be paid within thirty (30) days of invoice at MANUFACTURER’s principal place of business in U.S. Dollars or as the parties shall otherwise agree in writing from time to time. Interest thereon shall accrue on amounts due hereunder to MANUFACTURER at the rate of one and one-half percent (1-1/2%) per month or the maximum rate otherwise permitted by applicable law, whichever shall be lower, and be payable from the due date thereof until paid in full. In the event that there shall be imposed by the central bank or similar governing body in the Territory any restrictions preventing payment of funds due to MANUFACTURER hereunder, and DISTRIBUTOR shall not otherwise remit amounts due to MANUFACTURER hereunder by a means acceptable to MANUFACTURER, MANUFACTURER may, in its discretion, terminate this Agreement pursuant to Section 7.2 hereof and instruct DISTRIBUTOR to deposit such funds in a banking institution located within the Territory in accordance with MANUFACTURER’s instructions.

          (c) Notwithstanding any provision of this Agreement, MANUFACTURER may terminate this Agreement, immediately upon prior written notice, in the event that DISTRIBUTOR fails to pay to MANUFACTURER all amounts due hereunder within the time specified herein and in Schedule A attached hereto.
4. PRODUCT ORDERS.
     4.1. General Provisions.
          (a) Each purchase order for a Product shall be firm and, subject to the terms and conditions hereof, MANUFACTURER shall use its best efforts to fill such purchase order in accordance with its terms at its principal place of business. DISTRIBUTOR shall place orders in writing or, notwithstanding Section 9.2, by email, which shall set forth, at a minimum, an identification of the Product ordered, the quantity of such Product ordered, shipping instructions, shipping address and the requested ship date. Notwithstanding the foregoing, MANUFACTURER shall be permitted to ship the quantity of the Product ordered at any time during the 90-day period after the date of the order for the Product. In the event that MANUFACTURER does not fill a firm purchase order by DISTRIBUTOR for any Product, in whole or in part, the sole and exclusive remedy or consequence of DISTRIBUTOR is as set forth on Schedule D hereto.
          (b) Purchase orders for a Product may not be cancelled by DISTRIBUTOR.
          (c) In the event that DISTRIBUTOR shall, at any time, be in arrears on payments owing to MANUFACTURER or otherwise in material breach of this Agreement, MANUFACTURER may, immediately upon written notice to DISTRIBUTOR, decline to continue the performance of this Agreement with DISTRIBUTOR, and such action by MANUFACTURER shall not give rise to any cause or claim of breach of contract or other liability against MANUFACTURER.
          (d) All shipments shall be made with shipping, insurance and handling charges prepaid by MANUFACTURER, all of which shall be added to MANUFACTURER’s invoice to DISTRIBUTOR. All risk of loss shall pass to DISTRIBUTOR upon delivery to the shipper. Products shall be packed and shipped by MANUFACTURER to DISTRIBUTOR in accordance with MANUFACTURER’s standard procedures, unless DISTRIBUTOR has expressly made a special request for shipping in which case MANUFACTURER shall use commercially reasonable efforts to honor such request. MANUFACTURER shall not bear any liability arising or resulting from any delays in the delivery of the Products to DISTRIBUTOR or to Dealer or Customer.
          (e) MANUFACTURER reserves the right at any time to make changes to the Product at any time and from time to time in its sole discretion.
          (f) Any order submitted by DISTRIBUTOR which contains terms different from, or in addition to, those contained in this Agreement shall be deemed governed by the terms of this Agreement. Any such different or additional terms shall be deemed to be deleted from such order unless otherwise specifically approved in writing by an authorized officer of MANUFACTURER.
     4.2. Taxes and Other Charges. DISTRIBUTOR agrees to pay, collect and remit on the dates when they are due all import duties, value-added, sales, and other taxes, tariffs, duties, fees and assessments imposed by any governmental agency within the Territory in respect of the Products (other than income or similar withholding taxes imposed upon amounts remitted to MANUFACTURER). DISTRIBUTOR agrees to indemnify and hold MANUFACTURER harmless against any such liabilities.
     4.3. Import Requirements. Other than obtaining the governmental authorizations and approvals set forth on Schedule E, all of which shall be MANUFACTURER’s sole responsibility hereunder, DISTRIBUTOR agrees to obtain at its expense all necessary customs, import and other governmental authorizations and approvals in the Territory (including, without limitation, foreign exchange) with respect to this Agreement and delivery of the Products to DISTRIBUTOR. MANUFACTURER’s obligations under this Agreement shall be expressly subject to the grant and effectiveness of all such authorizations and approvals.
     4.4. Export Requirements. MANUFACTURER and DISTRIBUTOR agree to comply fully with all applicable U.S. export laws, regulations and orders and to adopt such policies and procedures as may be required thereby. MANUFACTURER’s obligations under this Agreement shall be expressly subject to the grant and effectiveness of all necessary U.S. export authorizations and approvals.
     4.5. Foreign Corrupt Practices Act. DISTRIBUTOR hereby agrees that it shall not, and shall refrain from any acts that would cause MANUFACTURER to, violate the United States Foreign Corrupt Practices Act. DISTRIBUTOR hereby agrees to indemnify and hold harmless MANUFACTURER from any breach of this Section 4.5.
     4.6. Warranty. MANUFACTURER warrants that the Products shall be free of Defects at the time of its shipment by the MANUFACTURER. Such warranty shall survive until the Expiration Date. If any Product is determined by MANUFACTURER to have any Defects, then MANUFACTURER’s obligation under this warranty shall be to replace as soon as practicable any such defective items at MANUFACTURER’s expense, exclusive of delivery costs to and from the MANUFACTURER, or, at MANUFACTURER’S option, provide a refund with respect to any such defective Product. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER IMPOSED BY CONTRACT, STATUTE, COURSE OF DEALING, CUSTOM OR USAGE OR OTHERWISE. MANUFACTURER shall have no responsibility for any Product that has been modified, repaired, or subjected to misuse or neglect. Notwithstanding any provision of this Agreement, MANUFACTURER shall not be liable under this Agreement or otherwise for any special, incidental, consequential, punitive, lost profit or similar damages, and shall not in any event be liable to DISTRIBUTOR or any Customer or Dealer thereof for an amount in excess of amounts paid by DISTRIBUTOR to MANUFACTURER hereunder. The provisions in this Section 4.6, Section 4.1(a) and the indemnity in Section 4.7 constitute the sole and exclusive remedy of DISTRIBUTOR for breach of the representations, warranties and covenants contained herein.
     4.7. MANUFACTURER Indemnification. Subject to the terms and conditions hereof, MANUFACTURER agrees to defend, indemnify and hold DISTRIBUTOR, its subsidiaries, affiliates and agents harmless from and against any and all third party claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of any Defect in the Product.
     4.8. Goodwill. DISTRIBUTOR acknowledges and agrees that all goodwill created or otherwise associated with the promotion, marketing, distribution and sale of the Products in the Territory during or following the Term of this Agreement shall accrue directly to the benefit of, MANUFACTURER and shall be the sole and exclusive property of MANUFACTURER.
5. MARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY MATTERS.
     5.1. Scope of Use. MANUFACTURER hereby grants to DISTRIBUTOR a no-cost, non-exclusive, limited license to use the Marks and the Copyrights solely for purposes of performing its duties and obligations under this Agreement. DISTRIBUTOR hereby acknowledges MANUFACTURER’s ownership of all right, title and interest in the Marks and the Copyrights. DISTRIBUTOR further acknowledges that it shall acquire no interest in the Marks or the Copyrights by virtue of this Agreement or the performance by DISTRIBUTOR of its duties and obligations hereunder. Further, all use of the Marks and the Copyrights by DISTRIBUTOR shall be solely in the interest of and on behalf of MANUFACTURER. DISTRIBUTOR acknowledges that it shall not use the name “ReGen Biologics” or any similar name as part of its corporate and/or trade name. MANUFACTURER makes no warranty, express or implied, as to the use or validity of the Marks or the Copyrights in the Territory. MANUFACTURER reserves the right to approve all advertising and marketing materials of DISTRIBUTOR to ensure that the Marks and the Copyrights are properly used by DISTRIBUTOR. The limited license granted to DISTRIBUTOR under this Section 5.1 shall continue only during the Term of this Agreement. Upon termination or expiration of this Agreement, DISTRIBUTOR shall cease all use, including as part of DISTRIBUTOR’s corporate and/or trade name, of the Marks and the Copyrights, or variants sounding like or appearing to be similar thereto in any manner whatsoever.
     5.2. Notification of Infringing Uses. DISTRIBUTOR agrees to report promptly to MANUFACTURER any use in the Territory by any third party of the Marks, the Copyrights or any marks or trade or product names identical or similar to the Marks or the Copyrights, and agrees to assist MANUFACTURER at MANUFACTURER’s expense in enforcing such rights in the Territory. DISTRIBUTOR acknowledges that MANUFACTURER shall, in its discretion, have the sole right to bring, or to authorize DISTRIBUTOR to bring in MANUFACTURER’s name, a legal action or suit to enjoin such use and, in such event, DISTRIBUTOR agrees to cooperate fully with MANUFACTURER in connection therewith.
     5.3. Manufacture Prohibited. Under no circumstances shall DISTRIBUTOR authorize or directly or indirectly participate in the manufacture of any Products or, without

MANUFACTURER’s prior written consent, the creation of any advertising materials which incorporate or use in any way the Marks or the Copyrights.
     5.4. Conflicts. DISTRIBUTOR covenants and agrees that, during the Term hereof, except with the express prior written consent of MANUFACTURER, neither the DISTRIBUTOR nor any of DISTRIBUTOR’s affiliates shall for any reason whatsoever, directly or indirectly, for the DISTRIBUTOR or on behalf of or in conjunction with any other person, through a relative or as a member of a partnership, or as an executive, employee, stockholder, owner, investor, joint venturer, officer or director of a corporation or in a position of managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as an agent, associate or consultant of any person, promote, market, distribute, sell or supply any implant for growing tissue in the meniscus of the knee or otherwise interfere with any actual or prospective client or customer of the MANUFACTURER or any of its affiliates. If, however, DISTRIBUTOR decides to do so, DISTRIBUTOR agrees that, in advance of accepting such work, DISTRIBUTOR will promptly notify MANUFACTURER in writing, specifying the organization for which DISTRIBUTOR proposes to work, and will promptly provide information sufficient to allow MANUFACTURER to determine if such work would conflict with (i) the terms of this Agreement, including the terms of this Section 5.4, (ii) the interests of the MANUFACTURER or (iii) further work which the MANUFACTURER might request of DISTRIBUTOR. If the MANUFACTURER determines that such work conflicts with any of the foregoing, the MANUFACTURER reserves the right to terminate this Agreement immediately by providing written notice to DISTRIBUTOR.
     5.5. Treatment of Information.
          (a) DISTRIBUTOR acknowledges that, as a result of DISTRIBUTOR’s engagement by the MANUFACTURER, DISTRIBUTOR will develop, have access to and use confidential information and materials of the MANUFACTURER which is of a special and unique nature and value. For purposes of this Agreement, the term “Confidential Information” shall include, but not be limited to, the MANUFACTURER’s financial information, customer lists, designs, computer programs, manuals, works of authorship, copyrights, inventions, patents, know-how, discoveries, trade secrets and other intellectual property rights. DISTRIBUTOR further acknowledges that any information and materials received by the MANUFACTURER from third parties (including, without limitation, customers and clients of the MANUFACTURER) in confidence (or subject to non-disclosure or similar covenants) shall be deemed to be Confidential Information. As a material inducement to the MANUFACTURER to engage (or to continue to engage) DISTRIBUTOR and to compensate DISTRIBUTOR hereunder, DISTRIBUTOR covenants and agrees not to, except with the prior written consent of the MANUFACTURER, directly or indirectly, disclose, transfer or use, for any purpose whatsoever, any such Confidential Information other than for the purposes required by this Agreement.
          (b) Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing court order; provided, however, that (i) DISTRIBUTOR shall first have given prompt notice to the MANUFACTURER of any such possible or prospective order and (ii) the MANUFACTURER shall have been afforded a reasonable opportunity to prevent or limit any such disclosure at MANUFACTURER’s sole cost and expense.
          (c) For purposes of this Agreement, Confidential Information shall not include information which is or becomes available to the public through no fault of DISTRIBUTOR, is disclosed to DISTRIBUTOR by a third party under no obligation to keep such information confidential, or is independently developed without reference to any Confidential Information.
          (d) DISTRIBUTOR covenants and agrees that all right, title and interest in any Confidential Information shall be and shall remain the exclusive property of the MANUFACTURER. DISTRIBUTOR agrees immediately to disclose to the MANUFACTURER all Confidential Information developed in whole or in part by DISTRIBUTOR in connection with any services provided by DISTRIBUTOR hereunder and to assign to the MANUFACTURER any right, title or interest DISTRIBUTOR may have in such Confidential Information. DISTRIBUTOR agrees to execute any instruments and to do all other things reasonably requested by the MANUFACTURER (both during and after DISTRIBUTOR’s engagement by the MANUFACTURER) in order to vest more fully in the MANUFACTURER all ownership rights in those items transferred by DISTRIBUTOR to the MANUFACTURER.
          (e) DISTRIBUTOR understands and agrees that the MANUFACTURER shall suffer irreparable harm in the event that DISTRIBUTOR breaches any of DISTRIBUTOR’s obligations under Section 5.4 or this Section 5.5 of the Agreement and that monetary damages shall be inadequate to compensate the MANUFACTURER for such breach. Accordingly, DISTRIBUTOR agrees that, in the event of a breach or threatened breach by DISTRIBUTOR of any of the provisions of Section 5.4 or this Section 5.5, the MANUFACTURER, in addition to and not in limitation of any other rights, remedies or damages available to the MANUFACTURER at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other specific performance in order to prevent or to restrain any such breach by DISTRIBUTOR, or by any or all of DISTRIBUTOR’s partners, co-venturers, employers, employees, servants, agents and other representatives and any and all persons directly or indirectly acting for, on behalf of or with DISTRIBUTOR.
          (f) All notes, data, tapes, reference items, sketches, drawings, memoranda, records and other materials in any way relating to any of the information referred to in Section 5.5 hereof (including, without limitation, any Confidential Information) or to the MANUFACTURER’s business shall belong exclusively to the MANUFACTURER and DISTRIBUTOR agrees to turn over to the MANUFACTURER all copies of such materials in DISTRIBUTOR’s possession or under DISTRIBUTOR’s control at the request of the MANUFACTURER or, in the absence of such a request, upon the termination or expiration of DISTRIBUTOR’s obligation to provide any services hereunder.
          (g) DISTRIBUTOR agrees that the breach or alleged breach by the MANUFACTURER of (i) any covenant contained in this Agreement or any other agreement between the MANUFACTURER and DISTRIBUTOR or (ii) any obligation owed to DISTRIBUTOR by the MANUFACTURER, shall not affect the validity or enforceability of the covenants and agreements of DISTRIBUTOR set forth in Section 5.4 or this Section 5.5.

          (h) DISTRIBUTOR represents and warrants that neither DISTRIBUTOR nor any of DISTRIBUTOR’s partners, employees, assistants, agents or other representatives is bound by any fiduciary duty, contract or any other pre-existing obligation which is in conflict or in any way inconsistent with the provisions of this Agreement. DISTRIBUTOR represents and warrants that DISTRIBUTOR’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by DISTRIBUTOR in confidence or in trust prior to commencement of this Agreement. DISTRIBUTOR warrants that DISTRIBUTOR has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which DISTRIBUTOR has gained from third parties, and which DISTRIBUTOR discloses to the MANUFACTURER or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, DISTRIBUTOR agrees that DISTRIBUTOR shall not bundle with or incorporate into any deliveries provided to the MANUFACTURER herewith any confidential or proprietary third party products, ideas, processes, or other techniques. DISTRIBUTOR represents and warrants that DISTRIBUTOR has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with DISTRIBUTOR’s obligations under this Agreement. DISTRIBUTOR will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.
6. REGULATORY MATTERS.
     6.1. Regulatory Compliance. Other than obtaining the governmental authorizations and approvals set forth on Schedule E, DISTRIBUTOR shall comply with all health registration laws, regulations and orders of any government entity within the Territory and with all other governmental requirements relating to the promotion, marketing, distribution, sale and supply of the Product in the Territory. DISTRIBUTOR shall provide all information in its possession as necessary for MANUFACTURER to comply with its regulatory or other governmental reporting requirements.
     6.2. Reports. DISTRIBUTOR shall keep MANUFACTURER fully informed of any governmental activities and plans which potentially or actually affect the sale of the Product in the Territory.
     6.3. Complaints and Adverse Incident Reporting. DISTRIBUTOR shall advise MANUFACTURER, by telephone or facsimile, within such time as is required by any regulatory body with jurisdiction over the Product in the Territory after it becomes aware of any complaints or adverse incidents from the use of the Product. DISTRIBUTOR shall provide MANUFACTURER with a written report delivered by confirmed facsimile of any reported complaints or adverse incidents, stating the full facts known to it, including but not limited to customer name, address, telephone number and lot or serial number, as appropriate.
     6.4. Product Recalls and Advisory Notices. MANUFACTURER and DISTRIBUTOR each shall notify the other promptly if the Product is alleged or proven to be the subject of a recall, market withdrawal, correction, or advisory notice, if either party believes a recall, market withdrawal, correction, or advisory notice may be advisable. The parties shall cooperate in the handling and disposition of any such recall, market withdrawal, correction, or advisory notice.

Each party shall maintain records of all sales of the Product and Dealers and Customers sufficient to adequately administer a recall, market withdrawal, correction, or advisory notice for a period of five (5) years after termination or expiration of this Agreement.
     6.5. Authorized Representative. DISTRIBUTOR shall act as the Authorized Representative for the MANUFACTURER or its European subsidiary in accordance with Schedule F to this Agreement. MANUFACTURER at its sole discretion may at any time elect to transfer these responsibilities to its subsidiary or other representative and therefore release the DISTRIBUTOR from any future obligations herein.
7. TERM; TERMINATION.
     7.1. Term of Agreement. The term of this Agreement (including any extensions hereof, the “Term”) shall commence as of the effective date hereof and shall continue until terminated at 11:59 p.m. U.S. Eastern Time on December 31, 2007; provided, however, this Agreement shall be renewed as of the anniversary date each year for an additional one year period from such date if the MANUFACTURER notifies the DISTRIBUTOR in writing of such renewal, such notice to be delivered at least sixty (60) days prior to the end of the then-current Term; provided, further, however, DISTRIBUTOR shall have the right to accept or reject such renewal by delivering written notice thereof to MANUFACTURER at least thirty (30) days prior to the end of the then current Term. In the event no notice from DISTRIBUTOR is received by MANUFACTURER, the renewal shall be deemed accepted by DISTRIBUTOR. Any dealer agreement entered into between DISTRIBUTOR and any Dealer shall specify a term not exceeding the Term of this Agreement.
     7.2. Termination by MANUFACTURER. Notwithstanding the provisions of Section 7.1 hereof, MANUFACTURER may terminate this Agreement immediately at any time after the occurrence of any of the following events:
          (a) DISTRIBUTOR fails to attain any of the Quotas referred to in Section 2.4 hereof and specified in Schedule D attached hereto and MANUFACTURER has given DISTRIBUTOR thirty (30) days’ written notice of such failure;
          (b) DISTRIBUTOR fails to make timely payment to MANUFACTURER of any amount payable to MANUFACTURER in accordance with Section 3.2(c) hereof and such failure continues for ten (10) days after written notice to DISTRIBUTOR by MANUFACTURER;
          (c) MANUFACTURER has given thirty (30) days’ prior written notice to DISTRIBUTOR of such termination, for any reason or no reason; if such termination notice is delivered on or before December 31, 2007, DISTRIBUTOR shall deliver a final report to MANUFACTURER showing the marketing and training expenses actually incurred by DISTRIBUTOR in carrying out its obligations hereunder through the date of the termination notice. On or before the thirtieth (30th) day after receiving such final report from DISTRIBUTOR, MANUFACTURER shall pay DISTRIBUTOR an amount equal to fifty percent (50%) of the Agreed-Upon Marketing Expenses actually incurred by DISTRIBUTOR in carrying out its obligations hereunder for a period of up to 24 months through the date of the termination notice;
          (d) (i) DISTRIBUTOR has been liquidated or dissolved or has discontinued its business; (ii) a trustee or receiver is appointed for the DISTRIBUTOR or for all or a substantial part of its assets; (iii) the DISTRIBUTOR makes a general assignment for the benefit of creditors; (iv) the DISTRIBUTOR files or is the subject of any insolvency proceeding, petition in bankruptcy or similar proceeding (whether such petition or proceeding shall be pursued in a court of law or equity), which in the case of an involuntary bankruptcy, remains undismissed or unstayed for thirty (30) days; (v) the DISTRIBUTOR becomes insolvent or the DISTRIBUTOR at any time fails generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction assumes custody or control of the whole or any part of the assets of the DISTRIBUTOR;
          (e) Without the prior written approval of MANUFACTURER, DISTRIBUTOR enters into an agreement effecting a Change of Control of DISTRIBUTOR. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), who is not, as of the date of this Agreement, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the DISTRIBUTOR representing fifty percent (50%) or more of the combined voting power of the DISTRIBUTOR’s then outstanding securities, becomes, after the date of this Agreement, such a beneficial owner, (ii) the stockholders of the DISTRIBUTOR approve a merger, consolidation or similar business combination involving the DISTRIBUTOR, or (iii) the stockholders of the DISTRIBUTOR approve a plan of liquidation or dissolution of the DISTRIBUTOR or the sale or disposition by the DISTRIBUTOR of all or substantially all of the DISTRIBUTOR’s assets;
          (f) The central bank or similar governing body in the Territory imposes restrictions preventing DISTRIBUTOR from payment of funds payable to MANUFACTURER hereunder, and no alternative acceptable to MANUFACTURER to effectuate payment to MANUFACTURER is available; or
          (g) DISTRIBUTOR breaches or violates any material provision of this Agreement and fails to cure same (to the extent such breach or violation is capable of cure) within thirty (30) days’ written notice from MANUFACTURER thereof.
     7.3. Termination by DISTRIBUTOR. Notwithstanding the provisions of Section 7.1 hereof, DISTRIBUTOR may terminate this Agreement at any time after the occurrence of any of the following events:
          (a) MANUFACTURER breaches or violates any material provision of this Agreement and fails to cure same (to the extent such breach or violation is capable of cure) within thirty (30) days’ written notice from DISTRIBUTOR thereof; or
          (b) (i) MANUFACTURER is liquidated or dissolved or discontinues its business; (ii) a trustee or receiver is appointed for the MANUFACTURER or for all or a substantial part of its assets; (iii) the MANUFACTURER makes a general assignment for the benefit of creditors; (iv) the MANUFACTURER files or is the subject of any insolvency proceeding, petition in bankruptcy or similar proceeding (whether such petition or proceeding shall be pursued in a court of law or equity), which in the case of an involuntary bankruptcy, remains undismissed or unstayed for thirty (30) days; (v) the MANUFACTURER is or becomes insolvent or the MANUFACTURER any time fails generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction assumes custody or control of the whole or any part of the assets of the MANUFACTURER;
     7.4. Actions Following Termination.
          (a) In the event of the termination of this Agreement or the expiration of the Term hereof, DISTRIBUTOR shall promptly (i) account for and pay to MANUFACTURER upon demand all amounts then owing to MANUFACTURER pursuant to the terms hereof and (ii) cease holding itself out as a DISTRIBUTOR of MANUFACTURER. At the election of the MANUFACTURER, any inventory of Products in DISTRIBUTOR’s possession shall be returned in exchange for a full refund by MANUFACTURER or a credit against any amounts owed to MANUFACTURER by DISTRIBUTOR.
          (b) In the event of the termination of this Agreement or the expiration of the Term hereof, all of DISTRIBUTOR’s rights hereunder to promote, market, distribute, sell and supply the Products and to use the Marks and Copyrights shall automatically terminate.
          (c) In the event of the termination of this Agreement or the expiration of the Term hereof, MANUFACTURER shall be entitled, without liability to DISTRIBUTOR, but shall not be obligated, to deal, directly or through its authorized distributors, dealers and representatives, with Dealers and Customers.
          (d) Following any such termination or expiration, DISTRIBUTOR agrees to cooperate fully with MANUFACTURER and its authorized representatives and promptly to provide all information relating to the promotion, marketing, distribution, sale and supply of the Products.
     7.5. Continuing Obligations. No termination or expiration of this Agreement shall in any way affect the continuing obligations of DISTRIBUTOR under Article 5 hereof or this Article 7. DISTRIBUTOR agrees that each of the provisions of this Article 7 is reasonable and further agrees not to contest the validity or enforceability thereof by way of wrongful termination proceedings or otherwise.
     7.6. Liability on Termination. MANUFACTURER shall not be liable to DISTRIBUTOR by reason of the termination or expiration of this Agreement in accordance with its terms, or the failure to renew or extend this Agreement, in whole or in part. MANUFACTURER shall not have any obligation (statutory or otherwise) to compensate, indemnify or reimburse DISTRIBUTOR, for any claims, indemnities, liabilities or damages attributable to DISTRIBUTOR’s loss of future profits, or losses attributable to any expenditure, investment, lease or other commitment of DISTRIBUTOR of any nature whatsoever (whether financial, employment or otherwise) incurred by DISTRIBUTOR in connection with the performance of its duties and obligations under this Agreement. DISTRIBUTOR hereby agrees to indemnify and hold MANUFACTURER harmless from and against all claims of the employees and agents of DISTRIBUTOR for compensation or severance, disability or national insurance, social security or similar payments.
     7.7. DISTRIBUTOR Indemnification. DISTRIBUTOR agrees to defend, indemnify and hold MANUFACTURER, its subsidiaries, affiliates and agents harmless from and against any and all claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of (i) any misrepresentations by DISTRIBUTOR or its employees, dealers and agents with respect to the Products or its or their relationship to MANUFACTURER, (ii) any material breach or violation by DISTRIBUTOR of this Agreement or (iii) any negligent, wrongful or intentional acts or omissions on the part of DISTRIBUTOR or its employees dealers and agents.
8. REPRESENTATIONS AND WARRANTIES.
     8.1. General Representations and Warranties. On the date hereof, each party hereto represents and warrants to the other party hereto as follows:
          (a) Authorization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party has full power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. All corporate action of such party necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been duly taken. This Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms.
          (b) No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby by such party do or will: (a) violate, or constitute a default under, any license, permit or agreement to which such party is a party or subject, or by which such party is bound; or (b) violate the certificate of incorporation, bylaws or other organizational documents of such party or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which such party is bound.
          (c) Consents. No consent, approval, waiver, authorization or order of, or registration or filing with, any court or governmental agency or body or other third party is required in connection with the execution, delivery or performance by such party of this Agreement or the consummation by such party of the transactions contemplated hereby.
          (d) Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against such party (or against any officer, director, employee or agent thereof in their capacity as such or relating to their employment, services or relationship with such party) before any governmental authority or arbitrator, nor, to such party’s knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, in each case that may adversely affect, contest or challenge such party’s authority, right or ability to perform such party’s obligations under this Agreement.
9. GENERAL PROVISIONS.
     9.1. Assignability. Except as specifically provided in Section 2 hereof, DISTRIBUTOR shall not sell, assign, transfer, convey, delegate or encumber its duties and obligations hereunder, or any rights or interests hereunder, and DISTRIBUTOR shall not suffer or permit any assignment or transfer or encumbrance thereof, whether voluntary, by operation of law or otherwise, without the prior written consent of MANUFACTURER.
     9.2. Notices. All notices, requests, reports, submissions and other communications permitted or required to be given under this Agreement shall be in writing in the English language, and shall be deemed to have been duly delivered or given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused), or five days after deposit with the United States Postal Service, by registered or certified mail, or one day after deposit with next day air courier, with postage and fees prepaid, or on the same day of any facsimile transmission (with confirmation), in each case if such notice or other communication is addressed to the party entitled thereto at the address indicated for such party set forth below (or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties to this Agreement):
          If to MANUFACTURER:
ReGen Biologics, Inc.
509 Commerce Street, East Wing
Franklin Lakes, New Jersey 07417
U.S.A.
Fax: +12016515141
Attention: Mr. Brion Umidi
          If to DISTRIBUTOR:
XMedica s.r.l.
Via Francesco Olgiati, 26
20143 Milano
Italy
Fax: +39289159084
Attention: Mr. Paolo Curradini
     9.3. Transfer of Agreement: MANUFACTURER may at any time at its own decision with prior written notice to DISTRIBUTOR transfer this agreement and all duties and obligations hereunder to a European subsidiary.
     9.4. No Implied Waivers. The failure of either party to exercise any right or option it is granted herein, or to require the performance by the other party hereto of any provision of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement.
     9.5. Modification or Amendment. Except by MANUFACTURER to the extent and in the manner specified in this Agreement, any modification or amendment of any provision of this Agreement must be in writing and bear the signature of the duly authorized representatives of both parties.
     9.6. Language. The language of this Agreement is expressly stipulated to be the English language. In the event that this Agreement shall be translated into one or more other languages, the English language version of this Agreement shall be the governing version for purposes of interpreting and enforcing this Agreement.
     9.7. Publicity. Neither party shall publicize or disclose to any third party the terms or provisions of this Agreement, or the discussions relating thereto, without the prior written consent of a duly authorized officer of the other party, provided that MANUFACTURER may disclose such information as required or advisable under law (including, without limitation, any requirements of federal securities law or regulations) or in accordance with the rules and regulations governing the Nasdaq stock market or other exchange, quotation or trading system to the extent applicable.
     9.8. Arbitration. Any dispute between the parties under this Agreement which cannot be resolved after good-faith negotiation between the parties shall be submitted to arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The arbitrator or arbitrators shall be chosen by mutual agreement of the parties in accordance with AAA rules. The arbitration proceedings shall take place in the State of New Jersey, U.S.A. The arbitrator(s) shall apply United States law to all issues in dispute, in accordance with Section 9.8 hereof. The language of all arbitration proceedings hereunder shall be English. The findings of the arbitrator(s) shall be final and binding on the parties.
     9.9. Law Governing Agreement. The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of New Jersey, U.S.A. without regard to the conflicts of laws principles thereof. The parties agree that all matters concerning this Agreement, including the enforcement of any decision of an arbitration, shall be determined by the federal or state courts residing in the State of New Jersey, and consent to jurisdiction of such courts and service of process by mail or other means of hard copy delivery, such as fax, is hereby granted by the parties. To the extent otherwise applicable, the parties hereby agree that the United Nations Convention on the Sale of Goods shall not apply.
     9.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     9.11. Financial Review. During the Term hereof and 6 months after its termination, MANUFACTURER shall have the right, directly or through any of its agents or representatives, upon reasonable prior written notice to DISTRIBUTOR, to conduct an audit and review of DISTRIBUTORS business related to this agreement at DISTRIBUTOR’s principal business offices of DISTRIBUTOR’s books and records relating hereto, including without limitation, working papers, and to make copies thereof at MANUFACTURER’s expense. If the results of such an audit and review shall disclose a deficiency in amounts payable by DISTRIBUTOR to MANUFACTURER in excess of five percent (5%) of the amounts actually paid or reported as being payable to MANUFACTURER hereunder for any period which is so reviewed, then DISTRIBUTOR shall promptly reimburse MANUFACTURER for the entire cost of such an audit and review, including, but not limited to, professional fees and travel and lodging expenses.
     9.12. Complete Agreement. This Agreement, including the schedules attached hereto, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and merges, supersedes and replaces any and every other agreement, proposal, negotiation or communication, written or oral, which may have existed between MANUFACTURER and DISTRIBUTOR with respect to the subject matter hereof.
[Signatures on next page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MANUFACTURER:

REGEN BIOLOGICS, INC.

By:	/s/ Brion D. Umidi

	Name:	Brion D. Umidi

	Title:	Sr. Vice President and Chief Financial Officer

DISTRIBUTOR:

XMEDICA s.rl.

By:	/s/ Paolo Curradini

	Name:	Paolo Curradini

	Title:	Chief Executive Officer